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                           DARTFORD PARTNERSHIP L.L.C.
                        456 Montgomery Street, Suite 2200
                             San Francisco, CA 94104


                                          As of May 2, 1997


Windy Hill Pet Food Company, Inc.
Two Maryland Farms, Suite 301
Brentwood, TN  37027-2487

            Re: Management Services Agreement

Gentlemen:

            This letter sets forth our amended and restated understanding with respect to the engagement by you, Windy Hill Pet Food Company, Inc., a Delaware company (the "Company"), of the undersigned Dartford Partnership L.L.C., a Delaware limited liability company ("Dartford"), to provide management services to the Company.

            1. Terms of Agreement and Duties.

            (a) Engagement. The Company hereby retains Dartford to provide management services to the Company on a non-exclusive basis for a period (the "Term") beginning on the date hereof and ending on the Termination Date (as such term is hereinafter defined ), on the terms and conditions set forth in this Agreement.

            (b) Duties -- Management. During the Term, Dartford will render such management services including, without limitation, providing the Chief Executive Officer, providing organization and strategic direction, oversight of operations, corporate and financial planning, financial and tax reporting, treasury and cash management, auditing and internal control reviews, production of business plans, definition and development of business opportunities, investment recommendations and analysis and such other advisory work in connection with the organization, financing, management and operations of the Company, as the Company may reasonably request from time to time.

            (c) Duties -- Acquisitions. During the Term, Dartford will also render financial advisory services to the Company in connection with acquisitions, financings and sales of business segments, including identifying and analyzing appropriate acquisition candidates, negotiating acquisition agreements, identifying sources of acquisition financing and
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negotiating and identifying potential buyers for some or all segments of the
Company's business and negotiating the terms of such sales.

            (d) Services. The Company will use the services of Dartford and Dartford will make itself available for the performance of services under this Agreement upon reasonable notice during the Term. Dartford will perform its services at the times and places reasonably requested by the Company to meet its needs and requirements, taking into account other engagements that Dartford may have.

            (e) Management Personnel. Dartford will make available to the Company from time to time the services of Messrs. Ian R. Wilson, James B. Ardrey and Ray Chung and Ms. M. Laurie Cummings and such other of its management personnel as are necessary to fulfill Dartford's obligations under this Agreement.

            2. Compensation of Dartford.

            (a) Management Fee. Subject to the terms and conditions hereof, during the Term, the Company shall pay Dartford an executive services fee (the "Executive Services Fee") for the services set forth in Section 1(b) and an acquisition fee (the "Acquisitions Fee") for the services set forth in 1(c) (the Executive Services Fee and the Acquisitions Fee being herein sometimes referred to collectively as the "Management Fee"). The Executive Services Fee shall be paid in at least quarterly installments at a rate equal to $800,000 per annum for the period from the date hereof to the Termination Date; provided, that if this Agreement will terminate pursuant to Section 3(i) below, the Management Fee payable for the three months immediately preceding the Termination Date shall be at a rate equal to 50% of the rate which would otherwise be payable absent this proviso. The Acquisitions Fee shall be paid in at least quarterly installments at a rate equal to $200,000 per annum from the date hereof to the Termination Date. Notwithstanding the foregoing, payment of the Management Fee may, at the election of the Company, be deferred (i) during any period in which a payment event of default exists and is continuing or (ii) during any period, commencing 30 days after a financial covenant default has occurred, that such financial covenant default is continuing, in either case under the Company's $8,500,000 12% Subordinated Notes due 2006 or under the Company's $52,000,000 Credit Agreement with NationsBank of Tennessee, N.A., as Administrative Agent (the "Senior Credit Agreement") or any refinancings of the Senior Credit Agreement, or (iii) during any period when the annual Management Fee exceeds 5% of the Company's consolidated EBITDA for the preceding four fiscal quarters (provided, in the case of this subclause (iii) only the excess of the Management Fee over such 5% of EBITDA may be deferred) but the Management Fee shall nonetheless continue to accrue during any period of such deferral. In addition, all payments and increases of the Management Fee shall be subject in all respects to the provisions of the Senior Credit Agreement and the Intercreditor and Subordination Agreement dated as of the date hereof by and among


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Dartford, the Company, the Administrative Agent and Bruckmann, Rosser, Sherrill
& Co., Inc.

            (b) Adjustments to Management Fee.

                  (i) In the event that the Company or any direct or indirect subsidiary of the Company consummates a material acquisition or disposition of the stock or assets of another entity (including without limitation by way of merger or consolidation), enters into or terminates a significant joint venture with another entity, or effects any similar investment or business combination during the Term, the Management Fee shall be subject to increase or decrease in an amount that is mutually agreed upon by the Company and Dartford, with the proportionate increase of the Management Fee to be less than the proportionate contribution of the acquired entity to the Company;

                  (ii) Anything in Section 2(a) to the contrary notwithstanding, in the event that a majority of the members of the Company's Board reasonably determines, in its sole discretion, that Dartford is not adequately performing its duties described in Section 1(c) it may elect to terminate the duties of Dartford described in Section 1(c), in which event Dartford's right to the Acquisitions Fee shall terminate from and after the Effective Date of such election and the Management Fee shall be reduced to a rate of $800,000 per annum from and after the effective date of such election.

                  (iii) The Management Fee shall be decreased by an amount mutually agreed upon by Dartford and the Company in the event the Company either
(x) consummates a sale to the public, for its own account, of shares of its capital stock pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended or (y) hires or appoints a chief executive officer for the Company who has no affiliation with Dartford.

            3. Termination and Engagement. This Agreement and the Company's engagement of Dartford hereunder shall terminate on the date (the "Termination Date") that is the earlier of (i) the date that is six months following a sale of substantially all of the equity securities or assets of the Company or of Windy Hill Pet Food Holdings, Inc., the Company's parent, or of 51% or more of the stock of Windy Hill Pet Food Holdings, Inc., (ii) April 30, 2001, provided that unless either the Company or Dartford shall have given notice prior to March 31, 2000 or prior to March 31st of any year thereafter of its election not to extend this Agreement, the date set forth in this subclause (ii) shall automatically be extended to April 1st of the next succeeding year; (iii) at the Company's election provided that a majority of all members of the Company's Board have voted in favor of such election, or (iv) at the Company's election, upon repeated willful neglect by Dartford of any duty or responsibility created pursuant to Section 1 of this Agreement, which breach or neglect shall


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not have been cured within 30 days after written notice thereof from the Company to Dartford.

            4. Notices. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed first class, certified mail, return receipt requested, postage and registry fees prepaid and addressed as follows:

               If to Dartford:

               Dartford Partnership L.L.C.
               456 Montgomery Street, Suite 2200
               San Francisco, CA  94104

               Attention:  Ian R. Wilson

               If to the Company:

               Windy Hill Pet Food Company, Inc.
               Two Maryland Farms, Suite 301
               Brentwood, TN   37027-2487

               Attention:  President

Addresses may be changed by a notice in writing in accordance with the provisions of this paragraph 4.

            5. Miscellaneous. This Agreement shall be construed and enforced in accordance with, and shall be governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may not be modified or amended, and no term or provision hereof may be waived or discharged, except in a writing signed by the party against which such modification, amendment, waiver or discharge is sought to be enforced. This Agreement cannot be assigned by either party hereto, except that it may be assigned to an affiliate of the Company in connection with the acquisition by the Company of all of the outstanding capital stock of Hubbard Milling Company. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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            If you are in agreement with the foregoing, please so indicate by signing the enclosed copy of this letter, whereupon it shall become a binding agreement between the parties hereto as of the day and year first above written.

                                       DARTFORD PARTNERSHIP L.L.C.



                                       By /s/ Ray Chung
                                          --------------------------------------
                                          Name:  Ray Chung
                                          Title: Member Manager

Agreed to and accepted:

WINDY HILL PET FOOD COMPANY, INC.



By /s/ Robert V. Dale
   ------------------------------
   Name:  Robert V. Dale
   Title: President


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